Exhibit 99.1
RED SWOOSH, INC.
2001 ADVISOR STOCK OPTION PLAN
Article 1. DEFINITIONS.
     Each capitalized term used herein shall have the meaning ascribed thereto, and the following terms shall have the following meanings:
     “10% Shareholder” shall have the meaning set forth in subsection 3.2.1.
     “Accelerated Grant” shall have the meaning set forth in Section 4.2.
     “Agreement” shall have the meaning set forth in Section 2.2.
     “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options are Granted under the Plan.
     “Board” means the board of directors of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” shall have the meaning set forth in Section 2.2.
     “Common Stock” means the common stock of the Company.
     “Company” means Red Swoosh, Inc., a California corporation, and its successors.
     “Consultants” means advisors and other consultants to the Company (i) who are natural persons; (ii) who are not directors, officers, or employees of the Company; (iii) who provide bona fide services to the Company and /or its Subsidiaries; and (iv) whose services are not rendered in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.
     “Disability” means the inability or failure, by reason of physical or mental disability, to perform such Optionee’s duties to the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” or “FMV” means, as of a specific date, the value of a share of Common Stock determined as follows:

     (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
     (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or
     (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee whose determination shall be binding and conclusive on all Optionees.
     “Grant” means a grant by the Committee to a designated Optionee of an Option.
     “Harmful Activity” shall have the meaning set forth in Section 3.5.1.
     “IPO” means the initial public offering of the Common Stock by the Company to the public pursuant to a firm commitment registered public offering under the Securities Act.
     “Lock-up Period” shall have the meaning set forth in Section 3.4.
     “NQSO” shall have the meaning set forth in Section 3.1.
     “Option” means an option to acquire a specified number of shares of Common Stock at a specified price per share Granted pursuant to this Plan, as those numbers may be adjusted in accordance with this Plan.
     “Option Gain” means, as to each Option exercised, the gain represented by the Fair Market Value of the shares of Common Stock for which such Option is exercised on the date of exercise over the aggregate Option exercise price for such shares.
     “Optionee” means a holder of an Option.
     “Plan” means the 2001 Advisor Stock Option Plan of the Company.
     “Reporting Company” means a company that is subject to the reporting requirements of the Exchange Act.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Subsidiary” means any entity that is majority-owned by the Company, whether now or hereafter existing.
     “Tax Date” shall have the meaning set forth in Section 5.4.
     “Termination Date” means the date of termination of such Optionee’s services as a Consultant.
     “Transaction” shall have the meaning set forth in Section 4.1.
     “Underwriters’ Representative” means, with respect to any underwritten offering of securities by the Company, the underwriter who is acting as the managing underwriter for such offering.
Article 2. GENERAL.
     2.1 Purposes. The purposes of the Plan are (i) to align the interests of the Company’s shareholders and the recipients of Options by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining Consultants, and (iii) to motivate such persons to act in the long-term, best interests of the Company’s shareholders. For purposes of this Plan, references to engagement by the Company shall also mean engagement by a Subsidiary.
     2.2 Administration. This Plan shall be administered either by the Board or by a committee designated by the Board consisting of two or more members of the Board. Notwithstanding the designation by the Board of such committee, the Board shall, subject to the requirements of Section 162(m) of the Code if the Board wishes to qualify under such Section, continue to have the right to administer this Plan in whole or in part. If at the time of any Grant, the Company is a Reporting Company, each member of such committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and, if the Board wishes to qualify under Section 162(m) of the Code, an “outside director” within the meaning of Section 162(m) of the Code. As used herein, the term “Committee” shall mean the Board if no such committee is designated, and shall mean both the Board (if and to the extent that the Board takes any action that could have been taken by the Committee) and such committee.
     The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and shall determine the number of shares of Common Stock subject to each Option Granted hereunder, the vesting schedule of each Option or share of Common Stock subject to each Option, the per share exercise price of such Option and all other terms and conditions of either the Grant or the exercise of such Option, including without limitation, the form of the written agreement between the Company and the Optionee that evidences each Grant and sets forth the terms and conditions thereof (an “Agreement” which term shall be deemed to include any employment, consulting or other written agreement between the Company or a Subsidiary and an Optionee, if and to the extent such agreement addresses issues relating to a Grant to such Optionee). The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish such form or forms of Agreement (which need not be identical) as may be necessary or desirable and interpret such Agreements, and establish such rules and regulations as the Committee deems necessary or desirable for the administration of this Plan; and the Committee may impose, incidental to a Grant, conditions with respect to such Grant, such as limiting competitive employment or engagement or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive.
     Notwithstanding any other provision of this Plan, the Committee may, in its sole and absolute discretion and for any reason at any time, (i) subject to the requirements imposed under Section 162(m) of the Code and regulations promulgated thereunder in the case of a Grant intended to be qualified performance-based compensation, take action such that any or all outstanding Options held by the recipient of such Grant shall become exercisable in part or in full, or (ii) with the consent of an Optionee, repurchase Options held by such Optionee for such consideration and on such terms as the Committee may determine in its sole and absolute discretion.
     The Committee may, subject to the requirements of Section 162(m) of the Code if the Board wishes to qualify under such Section, delegate some or all of its power and authority hereunder to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that if the Company is a Reporting Company, the Committee may not delegate its power and authority with regard to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing or pricing of, or amount of shares subject to, an Option Granted to such an officer or other person.
     No member of the Board of Directors or the Committee, and neither the President, the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and such members of the Board of Directors and the Committee and the President, the Chief Executive Officer or such other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability insurance that may be in effect from time to time.
     A majority of the Committee shall constitute a quorum. The Committee shall act either by (i) a majority of the members of the Committee present at any meeting at which a quorum is present, or (ii) a writing signed by all of the members of the Committee without a meeting.
     2.3 Eligibility. Participants in this Plan shall consist of such Consultants of the Company and/or its Subsidiaries from time to time as the Committee in its sole and absolute discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.
     2.4 Shares Available. Subject to adjustment as provided in Section 5.6 hereof, 50,000 shares of Common Stock shall be available for Grants of Options, reduced by the sum of the aggregate number of shares of Common Stock that become subject to outstanding Options. The shares may be authorized but unissued, or reacquired, Common Stock. To the extent that shares subject to an outstanding Option are not issued or delivered by reason of the expiration, termination or forfeiture of such Option (other than by reason of the delivery or withholding of shares to pay all or a portion of the exercise price of such Option, or to satisfy all or a portion of the tax withholding obligations relating to such Option), or are purchased by the Company, then such shares shall again be available under this Plan, unless the Plan has been terminated.
     The maximum aggregate number of shares of Common Stock for which Grants of Options may be made in any calendar year to any one single participant shall be twenty five thousand (25,000) shares.
Article 3. STOCK OPTIONS.
     3.1 Grants of Options. The Committee may, in its discretion, at any time prior to the tenth anniversary of the date on which this Plan is adopted or approved by the Company’s shareholders, Grant Options to such eligible persons as may be selected by the Committee. All such Options shall be non-qualified stock options (“NQSOs”), that is, options that are not intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code.
     3.2 Terms of Options. Options shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
          3.2.1 The number of shares of Common Stock subject to an Option and the purchase price per share of Common Stock purchasable upon exercise of such Option shall be determined by the Committee; provided, however, that the per share exercise price shall not be less than 85% of the FMV on the date of the Grant; and provided, further, that the per share exercise price of an Option that is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will not be less than the FMV on the date of Grant; and provided, further, the per share exercise price of an Option Granted to a person who directly or by attribution owns on the date of Grant more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary or any parent of the Company (a “10% Shareholder”) shall not be less than 110% of the FMV on the date of Grant.

          3.2.2 Options may be exercisable immediately or may be exercisable within the times or upon the events determined by the Committee as set forth in the Agreement governing such Option; provided, however, that no Option shall be exercisable after the expiration of ten years from the date the Option is Granted and provided, further, that no Option Granted to a 10% Shareholder shall be exercisable after the expiration of five years from the date the Option is Granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, for such numbers of shares or percentage of shares subject thereto as the Committee determines.
          3.2.3 Options may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) if at the time of exercise the Company is a Reporting Company, by delivery of previously owned whole shares of Common Stock (i) that the Optionee has held for at least six months prior to the delivery of such shares or that the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances and (ii) that have an aggregate FMV, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) if at the time of exercise the Company is a Reporting Company, in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise, (D) in consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (E) any combination of (A), (B) (C) and (D), in each case to the extent not prohibited by an Agreement, and (ii) by executing such documents as the Company reasonably may request; provided, however, that notwithstanding the foregoing or anything in an Agreement to the contrary, the Company shall have the right, at its sole discretion, to disapprove of an election pursuant to clauses (B) through (E). Any fraction of a share of Common Stock that would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate evidencing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company’s satisfaction). Options may be exercised only with respect to whole shares of Common Stock.
     3.3 Termination of Service.
          3.3.1 If an Optionee’s engagement with the Company terminates by reason of the Optionee’s death or Disability (or the Optionee dies within three months after termination), then each Option Granted to such Optionee thereafter shall be exercisable only to the extent that such Option is exercisable as of the Termination Date or as otherwise determined by the Committee, and may be exercised by such Optionee (or such Optionee’s executor, administrator, legal representative, beneficiary or similar authorized person) until and including the earlier of (i) the date of expiration or termination of such Option or (ii) the first anniversary of such Optionee’s Termination Date (or within such shorter time period of not less than six months or such longer time period of not more than five years after the Termination Date as may be determined by the Committee).
          3.3.2 If an Optionee’s engagement with the Company terminates for any reason other than Disability, or death, each Option Granted to such Optionee shall be exercisable thereafter only to the extent that such Option is exercisable as of the Termination Date or as otherwise determined by the Committee. Each such Option may be exercised by such Optionee (or such Optionee’s executor, administrator, legal representative, beneficiary or similar authorized person), if at all, until and including the earlier of (i) the date of expiration of such Option or (ii) three months after the Termination Date (or within such shorter time period, not less than 30 days, or within such longer time period, not exceeding ten years after the Termination Date, as may be determined by the Committee).
        3.4 Lock-Up Provision. Each Grant shall be subject to the following restrictions on the transfer of shares of Common Stock acquired upon exercise of Options (except and to the extent waived by the Committee): in the event of any contemplated underwritten public offering by the Company of Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock, (i) such Optionee will not effect any public sale or other public transfer of any such shares of Common Stock (including, but not limited to, any sale made pursuant to Rule 144 under the Securities Act of 1933, as amended, and any short sale), or of any Common Stock option, warrant or other derivative, for such time period as the Underwriters’ Representative determines is necessary (the “Lock-up Period”), and (ii) such Optionee will not effect any transfer of any such shares of Common Stock during the Lock-up Period unless the intended transferee first executes and delivers to the Company such intended transferee’s written agreement, in form and substance satisfactory to the Company, to be bound by the covenants set forth in this Section 3.4. If requested by the Company, such Optionee will confirm the foregoing covenants in writing for the benefit of the Company and the Underwriters’ Representative. The Company shall be entitled to impose stop-transfer instructions with respect to such Optionee’s shares of Common Stock during the Lock-up Period.
        3.5 Termination of Options and Forfeiture of Option Gain.
          3.5.1 If an Optionee breaches any material covenant or undertaking of such Optionee in any written confidentiality, non-solicitation, non-competition or similar agreement made by such Optionee in favor of the Company or any Subsidiary, then (1) all then unexercised Options (whether or not exercisable), if any, shall terminate effective as of the date on which such breach occurs, unless such Options are terminated sooner by operation of another term or condition of this Plan or an Agreement, and (2) any Option Gain realized by such Optionee during the immediately preceding 12 months from exercising all or a portion of such Optionee’s Options shall be paid by such Optionee to the Company or such Subsidiary.

          3.5.2 By accepting the Options Granted under each Agreement, each Optionee consents to a deduction from any amounts the Company or any Subsidiary owes such Optionee from time to time (including amounts owed to such Optionee such as wages or other compensation as well as any other amounts owed to such Optionee by the Company or any Subsidiary), to the extent of the amounts such Optionee owes the Company or such Subsidiary under subsection 3.5.1 hereof. Whether or not the Company or such Subsidiary elects to make any set-off in whole or in part, if the Company or such Subsidiary does not recover by means of set-off the full amount such Optionee owes, calculated as set forth above, such Optionee will be required to pay immediately the unpaid balance to the Company or such Subsidiary.
          3.5.3 The Committee shall have the authority to release any Optionee from his or her obligations under subsection 3.5.1 or to waive the application of subsection 3.5.1 to any Optionee.
Article 4. TRANSACTIONS.
     4.1 Definition of Transaction; Committee Elections. In the event that the Company enters into an agreement (a) to sell all or substantially all of its assets, in contemplation of the distribution of the net proceeds of such sale to the Company’s shareholders, or (b) to consummate a merger or consolidation in which the Company is not the surviving or resulting corporation or in which the shares of Common Stock are to be converted into securities of another entity and/or the right to receive cash or other property; or in the event shareholders of the Company who, in the aggregate, hold more than 50% of the outstanding capital stock of the Company enter into an agreement to sell all of such stock to one or more persons who are not affiliates of such shareholders (such distribution, merger, consolidation or sale, together with any other transaction affecting the control of the Company or its business and designated by the Committee as a “Transaction” for purposes of this Plan, being hereinafter referred to as a “Transaction”), then (unless otherwise specified in an Agreement), the Committee may provide, at its election made in its sole and absolute discretion, for one or more of the following:
          4.1.1 for each outstanding Option (or specified outstanding Option), whether or not then fully exercisable, to be replaced with a comparable option to purchase shares of capital stock of a successor or purchasing entity or parent thereof, with terms relating to exercise not less favorable than the terms of the Option being replaced;
          4.1.2 for each outstanding Option (or specified outstanding Options), whether or not then fully exercisable, either (i) to be assumed by a successor or purchasing entity or parent thereof, or (ii) if there is no successor or purchasing entity or if the Committee determines that such assumption is not desirable, to continue as an outstanding Option of the Company (and, whether or not such assumption occurs, each outstanding Option shall continue to be exercisable, on the terms and subject to the conditions set forth in, and in cumulative amounts at the times provided in, the

Agreement for such Option; and each outstanding Option shall, from and after the consummation of such Transaction, be exercisable for the securities, cash and/or other property received by the holders of Common Stock in such Transaction in an amount equal to what the Optionee would have received had he exercised such Option immediately prior to the consummation of such Transaction);
          4.1.3 for each outstanding Option (or specified outstanding Options), whether or not then fully exercisable, to become fully (or partially, based on such criteria or methods the Committee may determine) exercisable during such period prior to the scheduled consummation of such Transaction as may be specified by the Committee;
          4.1.4 for each outstanding Option (or specified outstanding Options), to the extent exercisable (and, in the case of Option(s) exercisable for unvested shares, to the extent the shares purchasable under such Option(s) are vested), to be purchased, concurrently with the consummation of the Transaction, by either the Company or by a successor or purchasing entity or parent thereof, for a purchase price per share of Common Stock issuable upon exercise of such Option equal in amount to the difference (if any) between (i) the net consideration received in the Transaction by the shareholders of the Company per share of Common Stock held by such shareholders, and (ii) the exercise price of such Option per share of Common Stock. Such purchase price shall consist, at the election of the Committee, of either (1) the same consideration payable in the Transaction to the holders of the Common Stock, or (II) if such consideration is not solely cash, cash in an amount equal to the fair value, as determined by the Committee in its sole and absolute discretion, of such consideration. All options that are unvested shall terminate and be of no further force or effect as of the consummation of such Transaction; and/or
          4.1.5 for any or all Options that are fully exercisable prior to or concurrently with the consummation of such Transaction (whether by their original terms or by reason of such Options becoming Accelerated Grants), but are not exercised prior to the consummation of such Transaction, to terminate and be of no further force or effect as of the consummation of such Transaction;
provided, however, that if the Committee does not expressly make one or more of such elections with respect to any Option, the Committee shall be deemed to make the election provided in subsection 4.1.4 hereof with respect to such Option.
     4.2 Accelerated Grants, Etc. In the event the Committee elects, in connection with a particular Transaction, to cause any Option not then fully exercisable to become fully or partially exercisable prior to such Transaction (an “Accelerated Grant”), any exercise of an Accelerated Grant shall be conditioned upon, and shall be effective only concurrently with, the consummation of such Transaction; and if such Transaction is not consummated, the exercise of such Accelerated Grant shall be of no further force or effect and such Option shall continue in force. An Optionee may elect, with respect to the exercise during such period of an Option that was exercisable without having been accelerated, to so condition such exercise upon the consummation of the Transaction. The Committee may provide that any Option exercised concurrently with a Transaction may be exercised on a “cashless” basis and without the Optionee being required to pay the exercise price other than by offset to the amount payable to the Optionee upon consummation of the Transaction.
Article 5. MISCELLANEOUS PROVISIONS.
     5.1 Effective Date and Term of Plan. This Plan is effective as of June 19, 2001, the date adopted by the Board, and shall be further subject to approval by the shareholders of the Company, which approval, to be effective, shall be obtained within 12 months before or after the date the Plan is adopted. Any Option exercised before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within the applicable time period. Any such shares shall not be counted in determining whether such approval is obtained. This Plan shall terminate ten years after its effective date, unless terminated earlier by the Committee. Termination of this Plan shall not affect the terms or conditions of any Option Granted prior to termination.
     5.2 Amendments. The Committee may amend this Plan as it shall deem advisable. No amendment may materially impair the rights of an Optionee with respect to a Grant made prior to such amendment without the consent of such Optionee. Notwithstanding the foregoing, the Committee may not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval pursuant to Applicable Laws.
     5.3 Non-Transferability. No Option shall be transferable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, each Option may be exercised during the Optionee’s lifetime only by the Optionee or the Optionee’s legal representative or similar person. Except as permitted by the second preceding sentence, no Option shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process, including pursuant to a dissolution of marriage. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Option, such Option and all rights thereunder shall immediately become null and void. In the event a spouse of an Optionee predeceases such Optionee, the interest (if any) of such spouse in any Option held by such Optionee shall automatically pass to such Optionee and shall not be transferable by such spouse in any manner, including without limitation such spouse’s will.
     5.4 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the Optionee of any Federal, state, local or other taxes that may be required to be withheld or paid in connection with an Option. Unless otherwise provided in an Agreement, an Optionee may elect to (i) have the Company withhold whole shares of Common Stock that would otherwise be delivered upon exercise of the Option having an aggregate FMV determined as of the date the obligation to withhold or pay taxes that arise in connection with the Option (the “Tax Date”) in the minimum statutory amount necessary to satisfy any such obligation, or (ii) satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery to the Company of previously owned whole shares of Common Stock (i) that the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances and (ii) that have an aggregate FMV determined as of the Tax Date, equal to the minimum statutory amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares that otherwise would be delivered upon exercise of the Option having an aggregate FMV, determined as of the Tax Date, equal to the minimum statutory amount necessary to satisfy any such obligation; or (D) a combination of (A), (B) and (C), in each case to the extent not prohibited by an Agreement. Any fraction of a Share that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee.
     5.5 Restrictions on Shares.
          5.5.1 Each Option shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such Option upon any securities exchange or under any Applicable Laws, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise of such Option or the delivery of shares thereunder, such Option shall not be exercised and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.
          5.5.2 Any shares of Common Stock delivered pursuant to any Option hereunder shall be subject to such special forfeiture conditions, rights or repurchase, rights of first refusal and other transfer restrictions, if any, as the Committee shall deem advisable. Such restrictions shall be set forth in the applicable Agreement and shall apply in addition to any restrictions that may apply to holders of shares of Common Stock generally.
          5.5.3 The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any Option hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          5.5.4 As a condition to the exercise of an Option, the Committee may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
     5.6 Adjustment. In the event of any share split, reverse share split, share dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the maximum number of shares of Common Stock for which Options may be Granted to any single participant set forth in Section 2.4, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding Option, and the purchase price per security, shall be appropriately adjusted, such adjustments to be made in the case of outstanding Options without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (a) the fraction of such security (rounded to the nearest hundredth) by (b) the excess, if any, of (i) the FMV on the exercise date over (ii) the exercise price of the Option.
     5.7 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan not any Option shall confer upon any person any right to continued engagement by the Company, or any Subsidiary or affect in any manner the right of the Company or any Subsidiary to terminate the engagement of any person at any time without liability hereunder.
     5.8 No Right as Shareholder. No person shall have any rights as a shareholder of the Company with respect to any shares of Common Stock that are subject to an Option unless and until such person becomes a shareholder of record with respect to such shares.
     5.9 Designation of Beneficiary. If permitted by the Company, an Optionee may file with the Committee a written designation of one or more persons as such Optionee’s beneficiary or beneficiaries (both primary and contingent) in the event of the Optionee’s death. To the extent an outstanding Option is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Optionee’s lifetime on a form prescribed by the Committee. The spouse of a married Optionee domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.
     If an Optionee fails to designate a beneficiary, or if all designated beneficiaries of an Optionee predecease the Optionee, then each Option held by such

Optionee, to the extent exercisable, may be exercised by such Optionee’s executor, administrator, legal representative or similar person.
     5.10 Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.
     5.11 Governing Law. This Plan, each Option and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of California and construed in accordance therewith without giving effect to principles of conflicts of laws.
     5.12 Dissemination of Information. As long as required by the provisions of Section 25102(o) (or any successor provision) of the California Corporate Securities Law of 1968, each holder of Options shall receive financial statements of the Company at least annually.

Red Swoosh, Inc.
Amendments to
2001 Advisor Stock Option Plan

Section	Effect of Amendment	Amendment	Date of Amendment
2.4	Decrease in number of shares available for grants	“2.4 Shares Available. Subject to adjustment as provided in Section 5.6 hereof, 15,250 shares of Common Stock shall be available for Grants of Options, reduced by the sum of the aggregate number of shares of Common Stock that become subject to outstanding Options. The shares may be authorized but unissued, or reacquired, Common Stock. To the extent that shares subject to an outstanding Option are not issued or delivered by reason of the expiration, termination or forfeiture of such Option (other than by reason of the delivery or withholding of shares to pay all or a portion of the exercise price of such Option, or to satisfy all or a portion of the tax withholding obligations relating to such Option), or are purchased by the Company, then such shares shall again be available under this Plan, unless the Plan has been terminated.	4/25/2002

The maximum aggregate number of shares of Common Stock for which Grants of Options may be made in any calendar year to any one single participant shall be twenty five thousand (25,000) shares.”